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                                                                    Exhibit 99.1

                         CORTLAND BANCORP PRESS RELEASE

Cortland, Ohio (January 31, 2003) - Cortland Bancorp (OTC Bulletin Board:
"CLDB") today announced that the Company's Board of Directors has approved a Resolution authorizing the repurchase of up to 4.9% of the shares of the Company's outstanding common stock, representing approximately 196,000 shares. This repurchase program will commence on February 7, 2003 and will terminate not later than February 6, 2004. The number of shares that will actually be repurchased will depend on market conditions. Accordingly, there is no guarantee as to the exact number of shares to be repurchased. Rodger W. Platt, Chairman and President of Cortland Bancorp, stated that a similar repurchase program, currently in effect, is scheduled to expire on February 6, 2003.

The Board of Directors approved the repurchase program in view of current economic and market factors, the need for shares to support the Company's dividend reinvestment program, alternate investment strategies and the strong capital position of both the Company and its banking subsidiary, The Cortland Savings and Banking Company. The Company believes that the repurchase of its shares represents an attractive investment opportunity that is of benefit to both the Company and its shareholders.

Currently, Cortland Bancorp has approximately 3,998,191 shares outstanding. According to Mr. Platt, repurchases are generally effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of Securities and Exchange Commission. The repurchased shares become treasury shares and are available for general corporate purposes such as the Company's dividend reinvestment plan.

As of December 31, 2002, Cortland Bancorp reported total assets of $437.6 million, a slight decrease of 0.5% from the $439.9 million reported a year ago. Net income for 2002 was $5.742 million compared to $5.546 million in 2001. Earnings per share amounted to $1.43 in 2002, up 4.4% from the $1.37 earned in 2001. The return on average shareholders' equity measured 11.1% both in 2002 and 2001. The return on average assets in 2002 was 1.31%, up from 1.28% a year ago. Dividends per share increased by 10% to $1.07 per share.

Cortland Bancorp's principal subsidiary is the Cortland Savings and Banking Company. The Cortland Savings and Banking Company is a full-service, state-chartered bank engaged in commercial and retail banking and trust services. Business is conducted at a total of thirteen offices, encompassing Trumbull County, Portage County, Ashtabula County, and Mahoning County, all in northeastern Ohio. Chartered by the State of Ohio, the Bank was founded in 1892 and is a member of the Federal Reserve System.